Exhibit 99.1

Civitas Resources Announces Fourth Quarter and Full-Year 2022 Results

Announces $1 Billion Share Repurchase Authorization and Declares Fixed-plus-Variable Dividend to be Paid in March

2023 Plan Focused on Returning Cash to Shareholders

DENVER, February 22, 2023 - Civitas Resources, Inc. (NYSE: CIVI) (the "Company" or "Civitas") today announced its fourth quarter and full-year 2022 financial and operating results, as well as its 2023 outlook. In addition, the Company announced plans to repurchase up to $1 billion of common stock, par value $0.01 per share (the “Common Stock”), effective through December 31, 2024. A conference call to discuss the results is planned for 8:00 a.m. MT (10:00 a.m. ET), February 23, 2023. Dial-in details can be found in this release. In addition, supplemental slides have been posted to the Company’s website, www.civiresources.com.
Fourth Quarter 2022 Highlights
•Average daily sales of 169.4 thousand barrels of oil equivalent per day (“MBoe/d”), of which 45% was oil
•Total capital expenditures of $278.2 million
•GAAP net income of $281.9 million and Adjusted EBITDAX(1) of $505.1 million
•Net cash provided by operating activities of $512.2 million and free cash flow(1) of $230.7 million
•Fixed-plus-variable dividend, to be paid in March, increased to $2.15 per share, up approximately 10% sequentially from $1.95 per share in the prior quarter
•Total liquidity was $1.8 billion as of December 31, 2022, which consisted of $768.0 million of cash plus funds available under the Company's credit facility
Peer-Leading Shareholder Return Framework Enhanced with $1 Billion Buyback Authorization
Civitas is committed to sustainably returning cash to its shareholders and its return philosophy and track record is one of the strongest in the industry today. Recent shareholder cash return highlights are below:
•The company repurchased $300 million worth of its outstanding Common Stock in January, 2023
•Today, the Company announced Board approval for the repurchase of up to $1 billion of additional Common Stock, effective through December 31, 2024
•In 2022, the Company paid out over $530 million in base and variable dividends
•In 2023, Civitas expects to distribute over $600 million in dividends, more than 60% of expected free cash flow(1) during the year, at current strip prices
(1) Non-GAAP financial measure; see attached reconciliation schedules at the end of this release.
Dividend to be Paid in March
The Company's Board of Directors approved a dividend of $2.15 per share, payable on March 30, 2023 to shareholders of record as of March 15, 2023. The total reflects the combination of the quarterly base dividend of $0.50 per share and a quarterly variable dividend of $1.65 per share. Additional details regarding the calculation of the variable dividend can be found in the Company's new investor presentation located on its website.

Civitas CEO Chris Doyle said, “Civitas reported outstanding results this quarter, with production coming in at the high end of our guidance range despite the cold temperatures we experienced in December. Recently, we've seen a meaningful pullback in commodity prices while service costs remain high given current utilization. As a result, we are choosing to moderate our capital spending in 2023 to maximize capital efficiency. With capital spending down year-over-year and production broadly flat, we expect to generate significant free cash flow in 2023 and return the vast majority of it to shareholders through dividends and the newly authorized share repurchase program."
Fourth Quarter and Full-Year 2022 Financial and Operating Results
During the fourth quarter of 2022, the Company reported average daily sales of 169.4 MBoe/d, of which 45% was crude oil, 29% was natural gas, and 26% was natural gas liquids. The table below provides sales volumes, product mix, and average sales prices for the fourth quarter and full-year 2022 and 2021.

	Three Months Ended			Twelve Months Ended
	12/31/2022	12/31/2021	% Change	12/31/2022	12/31/2021	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	75,912	48,916	55%	75,753	25,711	195%
Natural gas (Mcf/d)	299,952	222,787	35%	308,160	100,722	206%
Natural gas liquids (Bbls/d)	43,539	30,182	44%	42,922	13,517	218%
Crude oil equivalent (Boe/d)	169,443	116,229	46%	170,035	56,015	204%

Product Mix
Crude oil	45%	42%		45%	46%
Natural gas	29%	32%		30%	30%
Natural gas liquids	26%	26%		25%	24%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$79.39	$70.43	13%	$91.70	$65.41	40%
Natural gas (per Mcf)	$5.74	$4.42	30%	$6.15	$3.84	60%
Natural gas liquids (per Bbl)	$25.04	$36.56	(32)%	$35.76	$34.68	3%
Crude oil equivalent (per Boe)	$52.16	$47.61	10%	$61.03	$45.29	35%
Net crude oil, natural gas, and natural gas liquids revenue for the fourth quarter of 2022 was $814.3 million, compared to $1.0 billion for the third quarter of 2022. The decrease was primarily related to 12%, 22%, and 25% lower crude oil, natural gas, and natural gas liquids realized prices, respectively. Crude oil accounted for approximately 68% of total revenue for the quarter. Differentials for the Company's crude oil production averaged approximately negative $3.30 per barrel in the fourth quarter.
Capital expenditures were $278.2 million and $988.5 million, which included $18.6 million and $74.4 million of land and midstream investments, for the fourth quarter and full-year of 2022, respectively. During the fourth quarter, the Company drilled 37 gross (30.1 net), completed 39 gross (33.5 net), and turned to sales 18 gross (17.5 net) operated wells.
Lease operating expense ("LOE") for the fourth quarter of 2022, on a unit basis, increased to $3.02 per Boe from $2.78 per Boe in the third quarter of 2022. Full-year 2022 LOE was $2.74 per Boe.
The Company's general and administrative ("G&A") expenses for the fourth quarter were $40.8 million, which included $6.9 million in non-cash stock-based compensation and $6.2 million of other non-recurring G&A expenses. Recurring cash G&A, which excludes non-recurring and non-cash items, was $27.7 million for the fourth quarter of 2022. On a per unit basis, the Company's recurring cash G&A increased 34% sequentially from $1.33 per Boe in the third quarter of 2022 to $1.78 per Boe in the fourth quarter of 2022.
Recurring cash G&A is a non-GAAP financial measures. Please see Schedule 7 at the end of this release for a reconciliation to the most comparable GAAP measure.

2022 Proved Reserves, Costs Incurred, and Finding and Development Costs
At December 31, 2022, the Company had proved reserves of 416.0 million Boe, a 5% increase from year-end 2021 reserves. The Company's year-end 2022 proved reserves were comprised of 152.6 million barrels of crude oil, 867.5 billion cubic feet of natural gas, and 118.8 million barrels of natural gas liquids. 83% of the total proved reserves are proved developed. The Company’s proved reserves PV-10, utilizing Securities and Exchange Commission ("SEC") pricing, was $9.8 billion. Civitas’ independent reserve engineering firm, Ryder Scott Company, LP., completed its estimate of the Company’s year-end 2022 proved reserves in accordance with SEC guidelines using pricing of $93.67 per barrel for crude oil and $6.36 per million British Thermal Units for natural gas. Please see Schedule 10 at the end of this release for information on SEC pricing and a reconciliation of PV-10 to the GAAP figure “Standardized Measure of Oil and Gas.”
A breakout of the Company’s costs incurred are provided in the table below.

(in thousands)	Year Ended December 31, 2022
Acquisition(1)	$437,100
Development(2)(3)	1,044,392
Exploration	6,981
Total	$1,488,473
(1) Acquisition costs for unproved and proved properties were $16.8 million and $420.3 million, respectively.
(2) Development costs include workover costs of $8.6 million charged to lease operating expense.
(3) Includes amounts relating to asset retirement obligations of $64.7 million.
Proved Reserve Roll-Forward

Net Reserves (MBoe)
Balance as of December 31, 2021	397,690
Production	(62,063)
Purchases of minerals in place	27,269
Extensions, discoveries, and other additions	27,904
Removed from capital program	(228)
Revisions to previous estimates	25,447
Balance as of December 31, 2022	416,019
2023 Outlook
2023 guidance is shown below.

2023 Guidance	Low	High
D&C Capital Expenditures ($MM)	$725	$825
Land, Midstream & Other Capital Expenditures ($MM)	$75	$85
Total Production (MBoe/d)	160	170
Oil Production (MBbl/d)	72	77
% Liquids	68%	70%
Realized Oil Price ($/Bbl relative to WTI)	$(4.00)	$(5.00)
Lease Operating Expenses ($/Boe)	$2.90	$3.20
Gathering, Transportation and Processing Expenses ($/Boe)	$4.50	$5.00
Midstream Operating Expenses ($/Boe)	$0.60	$0.70
Recurring Cash G&A Expenses ($MM)	$90	$100
Production Taxes (% of revenue)	8%	9%
Cash Income Taxes ($MM)(1)	$75	$125
(1) At current strip prices
Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond the Company’s control. See “Forward-Looking Statements” below.

Conference Call Information
The Company plans to host a conference call to discuss these results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on February 23, 2023. A live webcast and replay will be available on the Investor Relations section of the Company’s website at www.civiresources.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	888-510-2535	4872770
Replay	800-770-2030	4872770
About Civitas Resources, Inc.
Civitas Resources, Inc. is Colorado’s first carbon neutral oil and gas producer and is focused on developing and producing crude oil, natural gas, and natural gas liquids in Colorado’s Denver-Julesburg Basin. The Company is committed to pursuing compelling economic returns and cash flow while delivering best-in-class cost leadership and capital efficiency. Civitas is dedicated to safety, environmental responsibility, and implementing industry leading practices to create a positive local impact. For more information about Civitas, please visit www.civiresources.com.
Share Repurchase Authorization Disclaimer

The repurchase authorization permits Civitas to make repurchases on a discretionary basis as determined by management, subject to market conditions, applicable legal requirements, available liquidity, compliance with the company's debt agreements and other appropriate factors.

Acquisitions under this repurchase authorization are to be made through open market or privately negotiated transactions and may be made pursuant to plans entered into in accordance with Rule 10b5-1 and/or Rule 10b-18 of the Securities Exchange Act of 1934. This repurchase authorization does not obligate Civitas to acquire any particular amount of common stock or warrants, and may be modified, extended, suspended or discontinued at any time without prior notice. No assurance can be given that any particular amount of common stock or warrants will be repurchased.
Forward-Looking Statements and Cautionary Statements
Certain statements in this press release concerning future opportunities for Civitas, future financial performance and condition, guidance, and any other statements regarding Civitas’ future expectations, beliefs, plans, objectives, financial conditions, assumptions, or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the ultimate timing, outcome and results of integrating the legacy operations of Civitas; changes in capital markets and the ability of Civitas to finance operations in the manner expected; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include: declines or volatility in the prices we receive for our oil, natural gas, and natural gas liquids; general economic conditions, whether internationally, nationally, or in the regional and local market areas in which we do business, including any future economic downturn, the impact of continued or further increased inflation, disruption in the financial markets, and the availability of credit on acceptable terms; the effects of disruption of our operations or excess supply of oil and natural gas due to world health events, including the COVID-19 pandemic and the actions by certain oil and natural gas producing countries, including Russia; the continuing effects of the COVID-19 pandemic, including any recurrence or the worsening thereof; the ability of our customers to meet their obligations to us; our access to capital on acceptable terms; our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions; the presence or recoverability of estimated oil and natural gas reserves and the actual future sales volume rates and associated costs; uncertainties associated with estimates of proved oil and gas reserves; the possibility that the industry may be subject to future local, state, and federal regulatory or legislative actions (including additional taxes and changes in environmental regulation and regulations addressing climate change); environmental risks; seasonal weather conditions; lease stipulations; drilling and operating risks, including the risks associated with the employment of horizontal drilling and completion techniques; our ability to acquire adequate supplies of water for drilling and completion operations; availability of oilfield equipment, services, and personnel; exploration and development risks; operational interruption of centralized oil and natural gas processing facilities; competition in the oil and natural gas industry; management’s ability to execute our plans to meet our goals; our ability to attract and retain key members of our senior management and key technical employees; our ability to maintain effective internal controls; access to adequate gathering systems and pipeline take-away capacity; our ability to secure adequate processing capacity for natural gas we produce, to secure adequate transportation for oil, natural gas, and natural gas liquids we produce, and to sell the oil, natural gas, and natural gas liquids at market prices; costs and other risks associated with perfecting title for mineral rights in some of our properties; political conditions in or affecting other producing countries, including conflicts in or relating to the Middle East, South America, and Russia (including the current events involving Russia and Ukraine), and other sustained military campaigns or acts of terrorism or sabotage; and other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our businesses, operations, or pricing. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic, and regulatory conditions, and environmental matters are only forecasts regarding these matters.
Additional information concerning other risk factors is also contained in Civitas’ most recently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other Securities and Exchange Commission filings. Civitas undertakes no duty to publicly update these statements except as required by law.
For further information, please contact:
Investor Relations:
John Wren, ir@civiresources.com
Media:
Rich Coolidge, info@civiresources.com

Schedule 1: Consolidated Statements of Operations and Comprehensive Income
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Operating net revenues:
Oil and natural gas sales	$814,273	$510,457	$3,791,398	$930,614
Operating expenses:
Lease operating expense	47,027	23,742	169,986	52,391
Midstream operating expense	9,549	6,112	31,944	17,426
Gathering, transportation, and processing	73,070	31,714	287,474	64,507
Severance and ad valorem taxes	71,498	41,491	305,701	65,113
Exploration	545	2,781	6,981	7,937
Depreciation, depletion, and amortization	214,997	137,498	816,446	226,931
Abandonment and impairment of unproved properties	—	55,045	17,975	57,260
Unused commitments	941	—	3,641	7,692
Bad debt expense (recovery)	(943)	328	(950)	607
Merger transaction costs	917	16,434	24,683	43,555
General and administrative (including $6,898, $9,462, $31,367, and $15,558, respectively, of stock-based compensation)	40,795	32,013	143,477	65,132
Total operating expenses	458,396	347,158	1,807,358	608,551
Other income (expense):
Derivative gain (loss)	23,702	73,103	(335,160)	(60,510)
Interest expense	(7,549)	(3,015)	(32,199)	(9,700)
Gain on property transactions, net	21	981	15,880	1,932
Other income (expense)	3,352	(3,177)	21,217	(2,006)
Total other income (expense)	19,526	67,892	(330,262)	(70,284)
Income from operations before income taxes	375,403	231,191	1,653,778	251,779
Income tax expense	(93,535)	(67,491)	(405,698)	(72,858)
Net income	$281,868	$163,700	$1,248,080	$178,921

Comprehensive income	$281,868	$163,700	$1,248,080	$178,921

Net income per common share:
Basic	$3.31	$2.49	$14.68	$4.82
Diluted	$3.29	$2.46	14.58	$4.74
Weighted-average common shares outstanding
Basic	85,114	65,851	85,005	37,155
Diluted	85,750	66,543	85,604	37,746

Schedule 2: Consolidated Statement of Cash Flows
(in thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$281,868	$163,700	$1,248,080	$178,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	214,997	137,498	816,446	226,931
Deferred income tax expense	97,736	67,490	337,502	72,858
Abandonment and impairment of unproved properties	—	55,045	17,975	57,260
Stock-based compensation	6,898	9,462	31,367	15,558
Amortization of deferred financing costs	1,145	927	4,464	1,890
Derivative (gain) loss	(23,702)	(73,103)	335,160	60,510
Derivative cash settlement loss	(84,682)	(225,378)	(576,802)	(275,914)
Gain on property transactions, net	(21)	(981)	(15,880)	(1,932)
Other	2,386	76	2,588	90
Changes in current assets and liabilities:
Accounts receivable, net	(39,968)	(83,831)	(941)	(100,881)
Prepaid expenses and other assets	(31,926)	(5,582)	(34,025)	(3,338)
Accounts payable and accrued liabilities	93,901	38,006	335,563	47,510
Settlement of asset retirement obligations	(6,454)	(973)	(24,456)	(4,864)
Net cash provided by operating activities	512,178	82,356	2,477,041	274,599
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(3,154)	(630)	(377,923)	(1,250)
Cash acquired	—	173,865	44,310	223,692
Exploration and development of oil and natural gas properties	(258,138)	(47,293)	(967,096)	(151,500)
Proceeds from sale of oil and natural gas properties	2,355	—	2,355	—
Purchases of carbon offsets	(102)	—	(7,298)	—
Proceeds from (additions to) other property and equipment	(482)	2,465	(579)	2,393
Other	10	8	136	212
Net cash provided by (used in) investing activities	(259,511)	128,415	(1,306,095)	73,547
Cash flows from financing activities:
Proceeds from credit facility	—	—	100,000	155,000
Payments to credit facility	—	(340,000)	(100,000)	(589,000)
Proceeds from issuance of senior notes	—	400,000	—	400,000
Redemption of senior notes	—	—	(100,000)	—
Proceeds from exercise of stock options	76	869	308	1,585
Dividends paid	(166,331)	(39,182)	(536,922)	(60,780)
Payment of employee tax withholdings in exchange for the return of common stock	(518)	(3,037)	(19,580)	(5,927)
Deferred financing costs	—	(15,377)	(1,174)	(19,292)
Other	—	—	—	(21)
Net cash provided by (used in) financing activities	(166,773)	3,273	(657,368)	(118,435)
Net change in cash, cash equivalents, and restricted cash	85,894	214,044	513,578	229,711
Cash, cash equivalents, and restricted cash:
Beginning of period	682,240	40,512	254,556	24,845
End of period	$768,134	$254,556	$768,134	$254,556

Schedule 3: Consolidated Balance Sheets
(in thousands, unaudited)

	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$768,032	$254,454
Accounts receivable, net:
Oil and natural gas sales	343,500	362,262
Joint interest and other	135,816	66,390
Derivative assets	2,490	3,393
Prepaid income taxes	29,604	—
Prepaid expenses and other	48,988	33,438
Total current assets	1,328,430	719,937
Property and equipment (successful efforts method):
Proved properties	6,774,635	5,457,213
Less: accumulated depreciation, depletion, and amortization	(1,214,484)	(430,201)
Total proved properties, net	5,560,151	5,027,012
Unproved properties	593,971	688,895
Wells in progress	407,351	177,296
Other property and equipment, net of accumulated depreciation of $7,329 in 2022 and $4,742 in 2021	49,632	51,639
Total property and equipment, net	6,611,105	5,944,842
Long-term derivative assets	794	—
Right-of-use assets	24,125	39,885
Deferred income tax assets	—	22,284
Other noncurrent assets	6,945	14,085
Total assets	$7,971,399	$6,741,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$295,297	$246,188
Production taxes payable	258,932	144,408
Oil and natural gas revenue distribution payable	538,343	466,233
Lease liability	13,464	18,873
Derivative liability	46,334	219,804
Asset retirement obligations	25,557	24,000
Total current liabilities	1,177,927	1,119,506
Long-term liabilities:
Senior notes	393,293	491,710
Lease liability	11,324	21,398
Ad valorem taxes	412,650	232,147
Derivative liability	17,199	19,959
Deferred income tax liabilities	319,618	—
Asset retirement obligations	265,469	201,315
Total liabilities	2,597,480	2,086,035
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 85,120,287 and 84,572,846 issued and outstanding as of December 31, 2022 and 2021, respectively	4,918	4,912
Additional paid-in capital	4,211,197	4,199,108
Retained earnings	1,157,804	450,978
Total stockholders’ equity	5,373,919	4,654,998
Total liabilities and stockholders’ equity	$7,971,399	$6,741,033

Schedule 4: Per unit cash cost margins
(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Percent Change	2022	2021	Percent Change
Crude oil equivalent sales volumes (MBoe)	15,589	10,693	46%	62,063	20,445	204%

Realized price (before derivatives)(1)	$52.16	$47.61	10%	$61.03	$45.29	35%

Per unit costs ($/Boe)
Lease operating expense	$3.02	$2.22	36%	$2.74	$2.56	7%
RMI net effective cost(1)	$0.54	$0.45	20%	$0.45	$0.63	(29)%
Gathering, transportation, and processing	$4.69	$2.97	58%	$4.63	$3.16	47%
Severance and ad valorem taxes	$4.59	$3.88	18%	$4.93	$3.18	55%
Recurring cash general and administrative(2)	$1.78	$2.00	(11)%	$1.52	$2.30	(34)%
Interest expense	$0.48	$0.28	71%	$0.52	$0.47	11%
Total cash costs	$15.10	$11.80	28%	$14.79	$12.30	20%
Cash cost margin (before derivatives)	$37.06	$35.81	3%	$46.24	$32.99	40%
Derivative cash settlement loss	$(5.43)	$(21.08)	(74)%	$(9.29)	$(13.50)	(31)%
Cash cost margin (after derivatives)	$31.63	$14.73	115%	$36.95	$19.49	90%

Non-cash and non-recurring items
Depreciation, depletion, and amortization	$13.79	$12.86	7%	$13.16	$11.10	19%
Non-cash and non-recurring general and administrative	$0.84	$0.99	(15)%	$0.80	$0.89	(10)%
(1) Realized prices exclude $1.2 million, $1.3 million, $3.8 million, and $4.6 million of oil transportation and natural gas gathering revenues from third parties, which do not have associated sales volumes for three months ended December 31, 2022 and 2021 and for the year ended December 31, 2022 and 2021, respectively. Alternatively, the aforementioned oil transportation and natural gas gathering revenues from third parties have been netted against the midstream operating expense to arrive at the RMI net effective cost. See Schedule 8 for a reconciliation from GAAP midstream operating expense to RMI net effective cost.

(2) Recurring cash general and administrative expense excludes stock-based compensation, cash severance costs, and other non-recurring fees. Please see Schedule 7 for a reconciliation from GAAP G&A to recurring cash G&A.

Schedule 5: Adjusted Net Income
(in thousands, except per share amounts, unaudited)
Adjusted net income is a supplemental non-GAAP financial measure that is used by management to present a more comparable, recurring profitability between periods. We believe that adjusted net income provides external users of our consolidated financial statements with additional information to assist in their analysis of the Company. The Company defines adjusted net income as net income after adjusting for (1) the impact of certain non-cash items and one-time transactions and correspondingly (2) the related tax effect in each period. Adjusted net income is not a measure of net income as determined by GAAP.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of adjusted net income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$281,868	$163,700	$1,248,080	$178,921
Adjustments to net income:
Abandonment and impairment of unproved properties	—	55,045	17,975	57,260
Unused commitments	941	—	3,641	7,692
Stock-based compensation(1)	6,898	9,462	31,367	15,558
Non-recurring general and administrative expense(1)	6,221	1,165	18,037	2,609
Merger transaction costs	917	16,434	24,683	43,555
Gain on property transactions, net	(21)	(981)	(15,880)	(1,932)
Derivative (gain) loss	(23,702)	(73,103)	335,160	60,510
Derivative cash settlement loss	(84,682)	(225,378)	(576,802)	(275,914)
Other	2,386	76	2,588	90
Total adjustments before taxes	(91,042)	(217,280)	(159,231)	(90,572)
Tax effect of adjustments(2)	22,305	53,451	39,012	22,281
Total adjustments after taxes	(68,737)	(163,829)	(120,219)	(68,291)

Adjusted net income (loss)	$213,131	$(129)	$1,127,861	$110,630

Adjusted net income (loss) per diluted share	$2.49	$—	$13.18	$2.93

Diluted weighted-average common shares outstanding	85,750	66,543	85,604	37,746

(1) Included as a portion of general and administrative expense in the consolidated statements of operations and comprehensive income.
(2) Estimated using the federal and state effective tax rate of 24.5% for the three and twelve months ended December 31, 2022 and 24.6% for the three and twelve months ended December 31, 2021.

Schedule 6: Adjusted EBITDAX
(in thousands, unaudited)
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management to provide a metric of the Company's ability to internally generate funds for exploration and development of oil and gas properties. The metric excludes items which are non-recurring in nature. We believe that adjusted EBITDAX provides external users of the our consolidated financial statements with additional information to assist in their analysis of the Company. The Company defines adjusted EBITDAX as earnings before interest, income taxes, depreciation, depletion, and amortization, impairment, exploration expenses, and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of adjusted EBITDAX.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$281,868	$163,700	$1,248,080	$178,921
Exploration	545	2,781	6,981	7,937
Depreciation, depletion, and amortization	214,997	137,498	816,446	226,931
Abandonment and impairment of unproved properties	—	55,045	17,975	57,260
Stock-based compensation (1)	6,898	9,462	31,367	15,558
Non-recurring general and administrative expense (1)	6,221	1,165	18,037	2,609
Merger transaction costs	917	16,434	24,683	43,555
Unused commitments	941	—	3,641	7,692
Gain on property transactions, net	(21)	(981)	(15,880)	(1,932)
Interest expense	7,549	3,015	32,199	9,700
Derivative (gain) loss	(23,702)	(73,103)	335,160	60,510
Derivative cash settlement loss	(84,682)	(225,378)	(576,802)	(275,914)
Income tax expense	93,535	67,491	405,698	72,858
Adjusted EBITDAX	$505,066	$157,129	$2,347,585	$405,685

(1) Included as a portion of general and administrative expense in the consolidated statement of operations and comprehensive income.

Schedule 7: Recurring Cash G&A
(in thousands, unaudited)
Recurring cash G&A is a supplemental non-GAAP financial measure that is used by management to provide only the cash portion of its G&A expense, which can be used to evaluate cost management and operating efficiency on a comparable basis from period to period. We believe that recurring cash G&A provides external users of our consolidated financial statements with additional information to assist in their analysis of the Company. The Company defines recurring cash G&A as GAAP general and administrative expense exclusive of stock-based compensation and one-time charges. The Company refers to recurring cash G&A to provide typical recurring cash G&A costs that are planned for in a given period. Recurring cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.
The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of recurring cash G&A.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
General and administrative expense	$40,795	$32,013	$143,477	$65,132
Stock-based compensation	(6,898)	(9,462)	(31,367)	(15,558)
Non-recurring general and administrative expense(1)	(6,221)	(1,165)	(18,037)	(2,609)
Recurring cash G&A	$27,676	$21,386	$94,073	$46,965

(1) For the three and twelve months ended December 31, 2022, non-recurring general and administrative expense represents certain one-time expenditures including, but not limited to, donations towards humanitarian relief in Ukraine, cash severance costs, and CEO transition costs. For the three and twelve months ended December 31, 2021, non-recurring general and administrative expense represents certain one-time expenditures including, but not limited to, legal fees and penalties assumed through the HighPoint Merger.

Schedule 8: RMI Net Effective Cost
(in thousands, unaudited)
RMI net effective cost is a supplemental non-GAAP financial measure that is used by management to assess only the net cash impact RMI has on the Company’s consolidated financials. We believe that the net effective cost provides external users of our consolidated financial statements with additional information to assist in their analysis of the Company. The Company defines the RMI net effective cost as GAAP midstream operating expense less revenue generated from working interest partners utilizing the RMI assets.
The following table presents a reconciliation of the GAAP financial measures of midstream operating expense and RMI working interest partner revenue to the non-GAAP financial measure of RMI net effective cost.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Midstream operating expense	$9,549	$6,112	$31,944	$17,426
RMI working interest partner revenue	(1,184)	(1,323)	(3,814)	(4,625)
RMI net effective cost	$8,365	$4,789	$28,130	$12,801

Schedule 9: Free Cash Flow
(in thousands, unaudited)
Free cash flow is a supplemental non-GAAP financial measure that is calculated as net cash provided by operating activities before changes in current assets and liabilities and less exploration and development of oil and natural gas properties, changes in working capital related to drilling expenditures, and purchases of carbon offsets. We believe that free cash flow provides additional information that may be useful to external users of our consolidated financial statements in evaluating our ability to generate cash from our existing oil and natural gas assets to fund future exploration and development activities and to return cash to shareholders. Free cash flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures.
The following table presents a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP financial measure of free cash flow.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$512,178	$82,356	$2,477,041	$274,599
Add back: changes in current assets and liabilities	(15,553)	52,380	(276,141)	61,573
Cash flow from operations before changes in operating assets and liabilities	496,625	134,736	2,200,900	336,172
Less: exploration and development of oil and natural gas properties	(258,138)	(47,293)	(967,096)	(151,500)
Less: changes in working capital related to capital expenditures	(7,712)	(106,802)	(7,679)	(128,977)
Less: purchases of carbon offsets	(102)	—	(7,298)	—
Free cash flow	$230,673	$(19,359)	$1,218,827	$55,695

Schedule 10: PV-10 of Estimated Proved Reserves
PV-10 is derived from the Standardized Measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to external users of our consolidated financial statements because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, external users of our consolidated financial statements may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our proved oil and natural gas reserves.
The following table presents a reconciliation of non-GAAP financial measure of PV-10 to the GAAP Standardized Measure (in thousands).

As of December 31, 2022
PV-10 (1)	$9,834,278
Present value of future income taxes discounted at 10%	(1,906,787)
Standardized Measure	$7,927,491

(1) The 12-month average benchmark pricing used to estimate SEC proved reserves and PV-10 value for crude oil and natural gas was $93.67 per Bbl of WTI crude oil and $6.36 per MMBtu of natural gas at Henry Hub before differential adjustments. After differential adjustments, the Company's SEC pricing realizations for year-end 2022 were $90.28 per Bbl of oil, $39.05 per Bbl of natural gas liquids, and $5.54 per Mcf of natural gas.